                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     ATALANTA/SOSNOFF CAPITAL CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                      ATALANTA/SOSNOFF CAPITAL CORPORATION

                                 101 Park Avenue

                              New York, N.Y. 10178

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   -----------

To the Stockholders of
Atalanta/Sosnoff Capital Corporation

         The Annual Meeting of Stockholders of Atalanta/Sosnoff Capital Corporation (the "Company") will be held at Bear, Stearns & Co. Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 6, 1999 at 11:00 a.m. local time, to consider and vote upon:

         1.       The election of directors for the ensuing year;

         2.       Approval of the Amendment to the Management Incentive Plan;

         3. Ratification of the appointment of independent auditors for 1999; and

         4. Such other matters as may properly come before the meeting.

         The close of business on March 26, 1999 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, and any adjournments thereof. The Company's stock transfer books will not be closed.

                       By Order of the Board of Directors,

                       Anthony G. Miller
                       Secretary

Dated: March 26, 1999

         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, AND WISH TO HAVE YOUR STOCK REPRESENTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                      ATALANTA/SOSNOFF CAPITAL CORPORATION

                                 101 Park Avenue

                              New York, N.Y. 10178

                                   -----------

                                 PROXY STATEMENT

                                   -----------



         This proxy statement is being mailed to the stockholders of Atalanta/Sosnoff Capital Corporation (the "Company"), on or about March 31, 1999 in connection with the Annual Meeting of Stockholders to be held at Bear, Stearns & Co. Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 6, 1999 at 11:00 a.m. and any adjournments thereof.

Record Date

         The close of business on March 26, 1999 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

Solicitation

         The enclosed proxy is solicited by the Board of Directors of the Company. The Chairman of the Board, the President and the Secretary have been designated by the Board of Directors to act as proxyholders. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy, by delivering a valid superseding proxy or a written notice of revocation signed in the same manner as the original proxy, or by attending the meeting and voting in person.

Expenses

         The cost of preparing, assembling and mailing the notice, proxy statement and proxy will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or telegraph. These persons may be reimbursed for their expenses. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for their expenses.

Voting by Mr. Sosnoff

         Martin T. Sosnoff, the Company's Chairman of the Board and Chief Executive Officer, who owns approximately 75.2% of the Company's outstanding common stock, has advised the Company that he intends to vote for the Board's nominees as directors of the Company, and for the other specified matters to be voted upon at the Annual Meeting. Accordingly, such matters can be approved without the vote of any other stockholders of the Company.

Dated:   March 26, 1999

Voting by Proxy

         If the stockholder is a corporation, the accompanying proxy card should be signed in its corporate name by an officer. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and, if possible, a certificate or other evidence of appointment should be furnished.

         If the stockholder specifies on the proxy card how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify on the proxy card how the shares are to be voted, they will be voted "FOR" the election of the nominees for directors listed herein; "FOR" the approval of the Amendment to the Management Incentive Plan; and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors for 1999.

         If the stockholder wishes to give a proxy to someone other than those designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person may be inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. Such person should have proof of identification.

Outstanding Stock

         The Company's common stock, $.01 par value, of which there were 9,338,401 shares outstanding as of March 26, 1999, constitutes the only class of voting securities issued by the Company. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of the Company's common stock they hold.

                               GENERAL INFORMATION

Board of Directors

         The Board of Directors has responsibility for establishing broad corporate policies and for the overall management and performance of the Company, although it is not involved in day-to-day operating details. The members of the Board who are not senior officers of the Company are kept informed of the Company's business by various reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and Committee meetings.

         Regular meetings of the Board of Directors are generally held four times per year and special meetings are scheduled when required. The Board held three regular meetings in 1998, and acted by unanimous written consent on three occasions.

Compensation of Directors

         Non-employee directors receive an annual retainer of $12,000. They also receive a fee of $2,000 for each Board meeting attended, plus travel and incidental expenses. The maximum annual director's fee is $20,000. The two full-time employees who serve as directors receive only reimbursement of expenses, if any, actually incurred in attending meetings. During fiscal 1998, Mr. Thurston Twigg-Smith received $20,000 in regular compensation for serving as a non-employee director of the Company, and Mr. William Landberg received $15,000 for serving in the same capacity. Mr. Landberg was elected to the Board at the April 29, 1998 Annual Meeting of Stockholders. Mr. Landberg became a full-time employee of the Company's subsidiaries in January, 1999. During 1998, Mr. Kenneth H. Iscol, a director since 1994, resigned. Mr. Iscol received $5,000 in regular compensation during 1998. See "Agreements and Transactions with Directors and Executive Officers" for information about a payment made in 1998 under Mr. Iscol's deferred compensation arrangement which had been in effect while he was a director.

Committees of the Board

         The permanent Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information on the directors, set forth hereinafter in the proxy statement, identifies the Committee memberships held by each director.

         The Audit Committee recommends to the Board (for appointment by the Board and ratification by the stockholders) independent public accountants to be used by the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and system of internal controls, reviews and reports to the Board with respect to the audit conducted by the Company's independent public accountants, reviews with the independent auditors the firm's relationship with management, and approves each major professional service provided by the independent auditors in non-audit fields. The Audit Committee, which in 1998 consisted of two non- employee directors, did not meet during 1998 and acted once by unanimous written consent.

         The Executive Committee has, subject to certain exceptions, all the powers and duties of the Board of Directors in the management of the Company when the Board is not in session and which are not in conflict with specific powers conferred by the Board upon any other Committee. The Executive Committee consists of Messrs. Sosnoff and Steinberg. The Executive Committee did not formally meet during 1998.

         The Compensation Committee acts on recommendations of management concerning the compensation of executive officers of the Company, including the Chief Executive Officer, and sets compensation policy. A Sub-Committee of the Compensation Committee administers the Company's Management Incentive Plan ("MIP"). The Stock Option Committee administers the Company's Stock Option, Incentive Stock Purchase and Restricted Stock Bonus Plans. The Stock Option and Compensation Committees administer the Company's 1996 Long Term Incentive Plan ("LTIP"). Mr. Sosnoff and the outside directors comprise the Compensation and Stock Option Committees, while the outside directors form the Sub-Committee of the Compensation Committee. These Committees did not meet in 1998, and acted by unanimous written consent twice during 1998.

         The Company has no standing Nominating Committee.

Compensation Committee Interlocks and Insider Participation

         Mr. Sosnoff, the Company's Chief Executive Officer and principal stockholder, is a member of the Compensation Committee and the Stock Option Committee. He does not participate in decisions relating to his compensation, is not a member of the Compensation Sub-Committee, and does not participate in decisions relating to the MIP. See "Board Compensation Committee Report" hereinafter in this proxy statement. In 1998, these Committees had two non-employee directors as members.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         A Board of five directors is to be elected at the Annual Meeting; each director so elected to hold office for a term of one year and until the election and qualification of a successor. It is intended that the proxies will be voted for the following persons nominated by the Board of Directors:

         William Landberg, Ronald H. Menaker, Martin T. Sosnoff, Craig B. Steinberg and Thurston Twigg-Smith

         Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, in case any nominee shall for any reason become unavailable for election the proxy holders will have discretionary authority to use the proxies they hold to vote for a substitute.

         Mr.  Sosnoff  was  first  elected  by  the  stockholders  in  1986,
prior  to  the  Company's   initial  public  offering. Mr. Twigg-Smith  was
first elected by the stockholders in 1994. Mr. Steinberg was appointed to the Board in August, 1997 and first elected by the stockholders in 1998. Mr. Landberg was first elected by the stockholders in 1998. Mr. Menaker is standing for election for the first time.

         Messrs. Sosnoff and Steinberg are executive officers of the Company, and Mr. Landberg is a marketing officer of the Company's subsidiaries.

         Information about the proposed nominees' principal occupations, Board Committee memberships and other information follows. Information about their ownership of the outstanding common stock of the Company appears hereinafter under the caption, "Beneficial Ownership of Securities of the Company."

                           Name, Principal Occupation
                              and Other Information

WILLIAM LANDBERG, 47, since January, 1999 has been Senior Vice President,
     Marketing of the Company's subsidiaries, and for more than five years prior has been a Certified Public Accountant in private practice and Chairman of NSV Communications Corporation, a value added reseller of Lucent and SONY telecommunications equipment.

RONALD H. MENAKER, 55, since July 1998 has been an Advisory Director of, and for more than five years prior thereto has been Senior Vice President of, and held other offices with, J.P. Morgan Guaranty. It is contemplated that Mr. Menaker shall become a member of the Audit, Compensation and Stock Option Committees.

MARTIN T. SOSNOFF, 67, is the founder of the Company and has been Chairman of the Board, Chief Executive Officer, and Chief Investment Officer of the Company and its subsidiaries since their inceptions.
     Mr. Sosnoff serves on the Executive, Compensation and Stock Option
     Committees

CRAIG B. STEINBERG, 37, has been President and Director of Research, and held other offices, with the Company and its subsidiaries since 1985.
     Mr. Steinberg serves on the Executive Committee.

THURSTON TWIGG-SMITH, 77, for more than five years has been Chairman of the Board and Chief Executive Officer of Persis Corporation (newspaper publishing). Mr. Twigg-Smith serves on the Audit, Compensation and Stock Option Committees.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers who were officers during 1998.

                                                       Annual Compensation               Long-Term Compensation
                                             --------------------------------------     -------------------------
                                                                                                       Securities     All Other
            Name and                                                   Other Annual     Restricted     Underlying     Compen-
       Principal Position         Year       Salary        Bonus       Compensation    Stock Awards      Options      sation (9)
       ------------------         ----       ------        -----       ------------    ------------      -------      ----------
Martin T. Sosnoff                 1998   $1,000,000                                                                      $8,000
 Chairman of the Board;           1997    1,000,000                                                                       8,000
 Chief Executive Officer;         1996    1,000,000     $245,700 (1)                                                      6,250
         Director

Craig B. Steinberg                1998      700,000       63,939 (2)                 $1,273,500 (3)                       8,000
 President and Director           1997      566,667                                                                       8,000
 of Research; Director            1996      500,000      245,700 (1)                                                      7,500

Anthony G. Miller                 1998      350,000                                     371,438 (5)                       8,000
  Executive Vice President,       1997      250,000      100,000 (4)                                                      8,000
  Chief Operating Officer,        1996      225,000      122,900 (1)                                                      7,500
  Chief Financial Officer,
  Secretary

James D. Staub                    1998      192,500                   $501,025 (6)                      50,000 (8)        8,000
  Senior Vice President           1997      140,000                    453,425 (6)                                        7,000
  of subsidiaries                 1996      140,000                    415,824 (6)                                        7,000

William M. Knobler                1998      400,000 (7)                490,715 (7)                                        8,000
  Senior Vice President           1997      400,000 (7)                321,894 (7)                                        8,000
  of subsidiary                   1996      366,667 (7)                238,032 (7)                                        7,500


---------------------
(1) Represents amounts received as bonuses by participants in the Company's MIP. See "Management Incentive Plan" hereinafter in this proxy statement. No bonuses were payable in 1998 and 1997 under the Plan.

(2) Based on an agreement with the Company whereby Mr. Steinberg receives a bonus based upon the pre-tax operating profits receivable by the Company as general partner of the hedge fund Mr. Steinberg manages.

(3) Represents non-cash compensation required to be reported for tax purposes. Mr. Steinberg was awarded the right to purchase and purchased 600,000 shares of the Company's common stock for the purchase price of $0.01 per share as of September 17, 1997 under the Company's LTIP. For tax purposes, the Company and Mr. Steinberg report the compensation element of the award in the years in which the Company's right to repurchase equal fractions of the award lapse at the first through the fourth anniversaries of the date of the award. Under this method, Mr. Steinberg will report compensation of $1,273,500 in 1998 (based on a market price of $8.50 per share at the first anniversary), and none in 1997. The Company recorded unearned compensation in shareholders' equity of approximately $7.0 million at the time of the award which will be amortized to compensation expense. Approximately $436,000 was expensed in the fourth quarter of 1997 for financial reporting purposes and approximately $1.7 million will be expensed in each full calendar year thereafter as the right to repurchase the award lapses. At September 17, 1997, the stock award value was approximately $7.0 million based on the difference between the purchase price and the market value of the award at such date, and the stock award value was approximately $7.2 million based upon such calculation at December 31, 1997, and $5.0 million at December 31, 1998. In 1997, Mr. Steinberg was loaned $46,740 with interest at the applicable federal rate for taxes attributable to dividends paid on the shares received in his award. In 1998, Mr. Steinberg was loaned $539,847 with interest at the applicable federal rate for taxes attributable to the compensation element of his award and dividends paid on the unvested shares received in his award. In 1998, Mr. Steinberg paid $11,941 of interest to the Company related to these loans.

(4)      Represents a discretionary bonus paid.

(5) Represents non-cash compensation required to be reported for tax purposes. Mr. Miller was awarded the right to purchase and purchased 175,000 shares of the Company's common stock for the purchase price of $0.01 per share as of September 17, 1997 under the Company's LTIP. For tax purposes, the Company and Mr. Miller report the compensation element of the award in the years in which the Company's right to repurchase fractions of the award lapses at the first through the fourth anniversaries of the date of the award. Under this method, Mr. Miller will report compensation of $371,438 in 1998 (based on a market price of $8.50 per share at the first anniversary) and none in 1997. The Company recorded unearned compensation in shareholders' equity of approximately $2.0 million at the time of the award which will be amortized to compensation expense. Approximately $127,000 was expensed in the fourth quarter of 1997 for financial reporting purposes and approximately $508,000 will be expensed in each full calendar year thereafter as the right to repurchase the award lapses. At September 17, 1997, the stock award value was approximately $2.0 million based on the difference between the purchase price and the market value of the award at such date, and the stock award value was approximately $2.1 million based upon such calculation at December 31, 1997, and $1.5 million at December 31, 1998. In 1997, Mr. Miller was loaned $13,633 with interest at the applicable federal rate for taxes attributable to dividends paid on the shares received in his award. In 1998, Mr. Miller was loaned $157,455 with interest at the applicable federal rate for taxes attributable to the compensation element of the award and dividends paid on the unvested shares received in his award. In 1998, Mr .Miller paid $2,843 of interest to the Company related to these loans.

(6) Represents additional compensation paid to Mr. Staub in lieu of bonus based upon a percentage of investment advisory fees received by the Company from clients solicited by Mr. Staub under an agreement with the Company. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

(7) Represents the revenues received by the Company from clients of the Company to whom Mr. Knobler provides investment management services, net of the costs associated with such revenues under an arrangement with the Company. Mr. Knobler's salary is set by him within levels of such net revenues projected by the Company for each year.

(8) Represents incentive stock options for 50,000 shares at an exercise price of $9.00 per share. See "Stock Option and Long Term Incentive Plans" hereinafter in this proxy statement.

(9) Represents contributions by the Company to the account of such officers under the Company's Profit Sharing Plan for its employees. See "Profit Sharing Plan" hereinafter in this proxy statement.

         Except as noted, none of the individuals listed above received non-cash compensation during 1998 in excess of the lesser of $50,000 or 10% of his total annual salary and bonus.

Comparative Stock Performance

         The following line graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Russell 2000 Index(1) and the Russell 2000/Financial Services Index(2) over the five year period ended December 31, 1998 (assuming the investment in the Company's common stock and such indices of $100 on December 31, 1993, and the reinvestment of all dividends):

 Comparison of Five-Year Cumulative Total Stockholder Return Among the Company,
         Russell 2000 Index, and Russell 2000/Financial Services Index


                                 [LINE GRAPH]

                                                                Russell
                                 Russell                     2000/Financial
Year Ended December 31         2000 Index     Company        Services Index
----------------------         ----------     -------        --------------
1993                               100          100               100
1994                                98           66               101
1995                               126          173               140
1996                               147          106               180
1997                               180          146               245
1998                               175          106               227


                                                              Russell 2000/
                                Company    Russell 2000     Financial Services
                                -------    ------------     ------------------
Annualized rates of return:
5 years ended 12/31/98            1.2%        11.8%              17.8%



-----------

(1) The Russell 2000 Index is published by the Frank Russell Company and is widely recognized as a measure of the performance of small market capitalization stocks like the Company's common stock.

(2) The Russell 2000/Financial Services Index is an index of the performance of financial services companies within the Russell 2000 Index.

Board Compensation Committee Report

         The Board has requested that the Compensation Committee describe in this Report (a) its compensation policies generally applicable to the executive officers of the Company, including the specific relationship of corporate performance to executive compensation for 1998; and (b) the basis for Mr. Sosnoff's compensation in 1998, including the factors and criteria on which Mr. Sosnoff's compensation was based and the relationship of the Company's performance to such compensation describing the measures of performance on which such compensation was based.

Compensation Policies Generally Applicable to Executive Officers

         In formulating its compensation policies for executive officers, the Committee considers many factors, including the major factors described below: Industry Compensation Standards, Salary History, Performance in Position, Tenure of Employment.

         The Committee believes that in order to attract and retain executive officers of the highest quality the Company must provide a total package of compensation that is competitive with other companies in the Company's segment of the financial services industry. The Committee also reviews the salary histories of current and prospective executive officers in making compensation recommendations. In addition, the Committee reviews information about the performance of executive officers. In formulating its compensation policies the Committee generally places less weight on the qualitative elements of executive officer performance, and more weight on the economic indices of the officer's performance measured by the financial performance of the aspect of the Company's business for which the officer is primarily responsible. (See "Company Performance-Financial.") The Committee believes that an officer's employment tenure is entitled to some weight in assessing appropriate levels of compensation.

Company Performance-General

         The Committee believes that in the Company's case in the formulation of executive officer compensation policy the Committee should not accord significant weight to the market performance of the Company's common stock. The Committee notes that the price at which the Company's common stock trades often bears little resemblance to the underlying fundamentals of the Company. Because of the ownership structure (only approximately 17% of the Company's common stock is held by the public) and lack of coverage by analysts, there is very little trading activity in the common stock of the Company. During 1998, aggregate market transactions in the Company's common stock (excluding 249,000 shares purchased in the market by the Company in December, 1998) equaled approximately 4.8% of the common stock outstanding. As a result, the performance of the common stock has not reliably reflected the financial results or prospects for the Company; instead, it generally reflects market forces that result in volatile stock performance because of the lack of market liquidity. Thus, in the Committee's view, the investment performance of the Company's common stock has not offered the Committee reliable guidance in formulating executive officer compensation policy and in setting appropriate compensation levels for the Company's executive officers. However, the Committee does note that the Company's book value per share grew 19% in 1998 to total $8.78 at year-end.

Financial Performance

         The Committee has developed a number of financial performance criteria in formulating its executive compensation policy and a number of specific criteria assessing the appropriateness of specific executive officer compensation.

         In evaluating the performance of the executive officers of the Company as a group generally, and in reference to 1998 compensation, the Committee has reviewed the efficiency and productivity of the Company, and the Company's employees managed by the executive officers as measured by the following financial performance criteria: (1) Operating revenues, pre-tax operating income and pre-tax operating income per employee, (2) pre-tax operating income yield on assets under management, (3) pre-tax operating margin, (4) investment performance of managed assets, and (5) other financial criteria.

         In reviewing the compensation of specific executive officer positions, the Committee places more weight on criteria relevant to the responsibilities of that position. Thus, relatively more weight is attributed to revenue criteria in evaluating the performance of executives engaged primarily in marketing and investment management and related support activities and relatively more weight is attributed to income criteria in fixing the compensation of personnel engaged in cost management and related support activities.

         1998 Compensation and the Management Incentive Plan. The general year to year increases in compensation of the executive officers of the Company prior to 1997 reflects the steady improvement in the operations of the Company. Operating revenues, operating income, operating margin and operating income per employee all reached seven year highs in 1996, and then declined in 1997 and 1998, reflecting declines in average managed assets, operating revenues, and operating income. These declines primarily relate to the loss of managed assets owing to poor relative performance results for clients in 1996 and 1997.

         The changes in 1998 overall compensation as compared to 1997 compensation for executive officers, with the exception of Mr. Staub and Mr. Knobler who have separate arrangements with the Company, are attributable to no bonus payments made under the Management Incentive Plan ("MIP"), as a result of a decline in operating earnings in 1998 as compared with 1997. In the case of Mr. Steinberg, his salary increased to an annual rate of $700,000 upon his promotion to President in 1997. Mr. Steinberg also received a special bonus in 1998 of $63,939 pursuant to an agreement under which he receives a bonus based upon the pre-tax operating earnings receivable by the Company as general partner of the hedge fund which Mr. Steinberg manages. In the case of Mr. Miller, his salary increased to an annual rate of $300,000 upon his promotion to Executive Vice President and Chief Operating Officer in 1997, and he was paid a discretionary bonus of $100,000 in 1997. His salary was increased to $350,000 at the start of 1998.

         The Subcommittee concurred in the recommendation of Mr. Sosnoff and in September, 1997 granted to Messrs. Steinberg and Miller restricted awards of common stock under the terms of the 1996 Long Term Incentive Plan. Such awards, which vest over four years, are designed to provide a substantial incentive to the discharge of their expanded responsibilities and to recognize their past performance. See "Executive Compensation" hereinbefore in this proxy statement.

         The MIP is designed to reflect the financial performance criteria which should be applied in determining executive officer compensation. It is based on pre-tax operating earnings before non-cash charges, which the Committee believes is an appropriate measure of the performance of executive personnel who function in the revenue producing and in the cost control areas of the Company. The MIP is administered by a Sub-Committee of the Compensation Committee, which is composed entirely of non-employee directors. The Committee believes that the MIP provides a stimulus to a continuing high level of commitment to further improvement in the financial performance of the Company. The Committee notes that (a) no awards are payable under the MIP unless there is a 9.5% or better improvement in adjusted operating earnings (as defined in the MIP) over the highest level of adjusted operated earnings achieved in any of the three immediately preceding fiscal years, (b) the annual award pool cannot exceed 50% of incremental adjusted operating earnings above the threshold and (c) aggregate annual bonuses under the MIP are capped at 10% of earnings per share in any one year. The Sub-Committee believes that these limitations strike an appropriate balance by fulfilling the need to continue to motivate executive personnel while not unduly impacting the financial results of the Company. For the three years ended December 31, 1998, the MIP was amended to change the method of allocation of the Award Bonus Pool and to provide for the participation of the following current officers: the two senior portfolio managers of the Company, Messrs. Sosnoff and Steinberg, and Mr. Miller, Executive Vice President and Chief Operating Officer. No awards were made under the MIP for 1997 or 1998.

         MIP Amendment. For the five years ended December 31, 2003, subject to stockholder approval, the Sub-Committee has amended the MIP, to change the method of computation and allocation of the Award Bonus Pool and to provide for the participation by the three senior portfolio managers of the Company, Messrs. Sosnoff, Steinberg, and Paul P. Tanico, and by Mr. Miller. Under the proposed amendment, Messrs. Sosnoff and Steinberg will participate in the Award Bonus Pool at 35% each, and Messrs. Miller and Tanico at 15% each. As amended, the MIP measures increases in adjusted operating earnings against such earnings in the 1998 base year and provides for the allocation of 50% of such increases to the Award Bonus Pool. See "Approval of Amendment to Management Incentive Plan" hereinafter in this Proxy Statement. The MIP does not preclude the Board of Directors of the Company, upon approval of the Sub-Committee, from making discretionary bonus payments to participants in the MIP in addition to the amounts determined under the Plan.

         1998 Compensation of Mr. Sosnoff. Mr. Sosnoff has not participated in this part of the Committee's review or Report, or in its description of the basis for his compensation generally.

         The Committee notes that there are certain qualitative factors in the analysis of Mr. Sosnoff's compensation generally and in 1998 that, in its view, should be taken into account in establishing appropriate bases for such compensation. Mr. Sosnoff is the founder of the Company, which was founded in 1986 to acquire its operating subsidiaries and make a public offering of its Common Stock. Mr. Sosnoff is the founder of such subsidiaries and is the Company's principal stockholder. The Company bears his name. He also is a widely known and respected member of the financial community and has written regularly in the financial press. The Committee believes his reputation has enhanced the stature of the Company and has had and will continue to have a salutary affect on its marketing activities.

         In conjunction with the Company's other executive officers, Mr. Sosnoff's compensation is evaluated under the compensation policies generally applicable to executive officers, including growth in the Company's book value per share, and the financial performance criteria considered relevant by the Committee.

         It is also the policy of the Committee to review Mr. Sosnoff's compensation in relation to the performance of the Company's client accounts for which he has primary responsibility in setting investment policy and the performance of the Company's own account. From 1990 through 1995, the Company significantly improved its standing in the performance rankings among investment management organizations that manage aggregate client assets of comparable size. In 1996 the investment performance in client accounts was substantially less than the performance of relevant benchmarks. The Committee notes that while 1997's performance was also below relevant benchmarks, it was significantly better than 1996 and the Company's equity peer group rankings improved from the 90th percentile in 1996 to above median in 1997. The Committee further notes that investment performance in client accounts improved markedly in 1998, exceeding all relevant benchmarks for the Company's composite equity, balanced and fixed income products. Additionally, the Company's peer group rankings improved to the top quartile in 1998. In the Committee's view, the elimination or reduction of bonus payments made to the two senior portfolio managers, including Mr. Sosnoff, under the MIP in 1998, 1997 and 1996 accurately reflects the impact of underperformance in client accounts on the Company's operating earnings growth experienced in those years.

         Additionally, the MIP as amended would award a separate bonus to Mr. Sosnoff, in an amount equal to 20% of each year's performance of the Company's proprietary accounts in excess of relevant benchmarks. No bonus would be paid if such performance were negative, even if it exceeded such benchmarks. This computation would be made annually, based on each calendar year's performance results.

Dated: March 10, 1999

                             The Compensation Committee
                             Martin T. Sosnoff
                             Thurston Twigg-Smith

                             The Compensation Sub-Committee
                             Thurston Twigg-Smith

Stock Option and Long Term Incentive Plans

Option Grants for 1998

         On January 27, 1998 the Company granted incentive stock options for 50,000 shares at an exercise price of $9.00 per share to James D. Staub, Senior Vice President, under the Company's 1996 Long Term Incentive Plan ("LTIP").

         The following table sets forth information with respect to option grants to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

         The hypothetical value of the options as of their date of grant has been calculated below, using the Black-Scholes option pricing model, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

                            Option Grants During 1998

                      Number of        % of Total
                        Shares            Options
                      Underlying        Granted to                                               Hypothetical
Name                   Options          Employees in       Exercise Price       Expiration      Value at Grant
----                  Granted (1)          1998              ($/Share)             Date             Date (2)
                      -----------          ----              ---------             ----             --------
James D. Staub          50,000             100%                $9.00             1/27/08           $163,500


(1) Stock options entitle the holder to purchase shares of common stock at a price which is equal to the fair market value per share for such stock on the date the stock option was granted. Stock options become exercisable over a four and one half year period (beginning six months after the date of grant) in five equal installments. No stock option may be exercised after the expiration of ten years from the date of grant. In the event of a change in control of the Company (as defined) the ability to exercise stock options is accelerated.

(2) The estimated present value at grant date of options granted during 1998 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions:

         -     expected option life of ten years;
         - a risk-free interest rate of 5.5%, expected dividend yield of 2.9%, and expected volatility of 33%.

         The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 13, "Accounting for Stock-Based Compensation."

Exercises and Awards Outstanding

Option Exercises and Year-End Values for 1998

         No stock options were exercised or cancelled in 1998.

         The table below sets forth the following information with respect to option exercises during 1998 by the Company's Chief Executive Officer and the other four most highly compensated executive officers and the status of their unexercised options at December 31, 1998.

Aggregated Option Exercises During 1998 and Option Values on December 31, 1998



                         Number of
                          Shares          Value          Number of Unexercised                       Value of Unexercised
                       Acquired Upon     Realized           Options 12/31/98          Exercise    In-the-Money Options 12/31/98 (1)
                         Exercise of      Uponn                                       Price Per
Name                       Option        Exercise     Exercisable    Unexercisable      Share      Exercisable       Unexercisable
----                       ------        --------     -----------    -------------      -----      -----------       -------------
Craig B. Steinberg              ----         ----          60,000           40,000       $ 9.50          ----                 ----

Anthony G. Miller               ----         ----          30,000           20,000         9.50          ----                 ----

James D. Staub                  ----         ----          50,000             ----         6.13     $ 109,375                 ----

                                                           10,000           40,000         9.00          ----                 ----


(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $8.3125 per share, the closing price of the common stock reported for New York Stock Exchange transactions on December 31, 1998.

         As of September 17, 1997, the Company awarded 775,000 shares of restricted stock at the issue price of $.01 per share to two senior executives under the terms of the LTIP. Craig B. Steinberg, President and Director of Research, received 600,000 shares and Anthony G. Miller, Executive Vice President and Chief Operating Officer, received 175,000 shares. Such restricted stock awards vest over four years.

Management Incentive Plan

         The purpose of the Management Incentive Plan (the "MIP") is to directly relate year-end bonuses of participants to a minimum of 9.5% year-to-year growth in operating earnings of the Company (adjusted for non-cash charges under the RSBP and current year accruals under the MIP and the LTIP). The maximum aggregate award payable to participants under the MIP is subject to the limitation that it cannot result in a reduction of earnings per share of more than 10%.

         Incremental year-to-year adjusted operating earnings growth of less than 9.5% will result in no awards under the MIP. For every one percent of growth in year-to-year operating earnings above 9.5%, the aggregate award payable under the MIP increases in one and one quarter percent increments from 25% (at 9.5%) to a maximum of 50% (at 29.5%) of the amount of increase in adjusted operating earnings achieved in any of the immediately preceding three fiscal years of the Company. Each participant's share of the aggregate award is payable at year-end in assigned percentages.

         For 1998, no bonuses were awarded under the MIP, computed as described above, based upon a decrease in adjusted operating earnings in 1998 as compared to 1997.

Profit-Sharing Plan

         The Company has a Profit-Sharing Plan for its employees. For the year ended December 31, 1998, contributions in the amount of $130,851 were made to the Plan.

AGREEMENTS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to Company policy, certain expenses of Mr. Sosnoff which were initially paid by the Company, to the extent the Company and Mr. Sosnoff have determined that such expenses would not be borne by the Company, were repaid to the Company with interest.

         Upon termination of his employment Mr. Steinberg is subject to non-competition and non-solicitation restrictions under his employment agreement with the Company.

          Mr. Staub and certain other members of the marketing and sales staffs of the Company and its subsidiaries receive additional compensation based on varying percentages of the revenues attributable to Company clients they have solicited. Such compensation under certain conditions may continue after termination of employment. Mr. Staub entered into a new employment agreement in December 1997, whereby his base salary was increased from $140,000 to $175,000, retroactive to July 1, 1998. The $17,500 retroactive amount was deferred and paid in 1998.

         Mr. Robert J. Kobel is party to an employment agreement (the "Agreement") entered into in December 1995. In August, 1997 Mr. Kobel was terminated without cause as President of the Company. Under the terms of the Agreement, Mr. Kobel receives severance payments at an annual rate of $700,000, his salary at termination, over the two year period ending November 15, 1999. Upon termination of his employment, Mr. Kobel became subject to non-competition and non-solicitation restrictions for the same two-year period.

         Mr. Iscol is a party to an agreement with the Company pursuant to which his director's compensation was deferred until he ceased to be a member of the Company's Board of Directors. Under this agreement, Mr. Iscol's deferred compensation fluctuated based upon an index of the investment performance of the Company's proprietary investment account. Mr. Iscol resigned from the Board in 1998 and, as a result, received a payment of $162,179 under his agreement.

         Options issued under the SOP and LTIP, and restricted stock award shares granted under the LTIP provide for accelerated vesting in the event of a change in control of the Company, as defined. Certain of the Company's agreements with employees provide for additional payments to them, or the right for such employee to terminate his employment and continue to receive payments from the Company in the event of a change in control, as defined.

         The directors, officers and employees of the Company or its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiary and are allowed a discount from the commission rates offered to unaffiliated customers. In addition, the Company provides personal investment management and advisory services to certain officers of the Company and its operating subsidiaries and their associates without charge.

                       BENEFICIAL OWNERSHIP OF SECURITIES
                                 OF THE COMPANY

         The following table sets forth information as of December 31, 1998 as to the beneficial ownership of Company common stock by (1) each person known by the Company to own 5% or more of the common stock, (2) each director and nominee for director of the Company, (3) the Company's Chief Executive Officer, (4) each of the Company's other four most highly compensated executive officers for fiscal 1998, and (5) the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them and use the Company's address as their business address, unless otherwise noted.


Beneficial Owners                                    Shares Beneficially Owned             Percent of Class (8)
-----------------                                    -------------------------             --------------------
Martin T. Sosnoff                                              7,018,516 (1)                              74.0%
Craig B. Steinberg                                               660,000 (2)                               7.0%
Anthony G. Miller                                                205,000 (3)                               2.2%
William M. Knobler                                                 1,100 (4)                                (9)
James D. Staub                                                    60,000 (5)                                .6%
Thurston Twigg-Smith(6)                                            1,000                                    (9)
All executive officers and directors
as a Group (9 persons)                                         7,945,616 (7)                              83.7%


-----------

(1) includes 6,000 shares owned as custodian for a minor child under the Uniform Gift to Minors Act.

(2) includes 600,000 shares issued under the Company's LTIP and 60,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $9.50 per share. Does not include non-currently exercisable options to purchase 40,000 shares at an exercise price of $9.50 per share.

(3) includes 175,000 shares issued under the Company's LTIP and 30,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $9.50 per share. Does not include non-currently exercisable options to purchase 20,000 shares at an exercise price of $9.50 per share.

(4) includes 600 shares held in his Individual Retirement Account, 100 shares held by his wife, 200 shares held by her Individual Retirement Account, and 200 shares held by a private charitable foundation controlled by Mr. Knobler.

(5) includes 50,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $6.13 per share and 10,000 shares issuable upon exercise of currently exercisable options issued under the Company's LTIP at an exercise price of $9.00 per share. Does not include non-currently exercisable options to purchase 40,000 shares at an exercise price of $9.00 per share.

(6) Mr. Twigg-Smith's business address is Persis Corporation, 2447 Makiki Heights Drive, Honolulu, Hawaii 96822.

(7) includes shares owned by executive officers of subsidiaries who have been designated as executive officers of the Company. Includes 150,000 shares subject to currently exercisable options under the SOP and LTIP. Does not include non-currently exercisable options to purchase 100,000 shares.

(8) Calculated on the basis of 9,338,401 shares outstanding plus 150,000 shares subject to currently exercisable options.

(9)      less than .1% of shares outstanding.

                                   PROPOSAL 2

               APPROVAL OF AMENDMENT TO MANAGEMENT INCENTIVE PLAN

         History. The purpose of the Management Incentive Plan (the "MIP") is to directly relate year-end bonuses of participants to annual growth in operating earnings of the Company (adjusted for non-cash charges under the LTIP, current year accruals under the MIP and comparable charges). Under the MIP in effect through December 31, 1998, aggregate awards increased from 25% to 50% of year-to-year increases in adjusted operating earnings above 9.5% (See Management Incentive Plan hereinabove in this proxy statement). The maximum aggregate award payable to participants under the MIP is subject to the limitation that it cannot result in a reduction of earnings per share of more than 10%. For both of the three-year periods during which the MIP has been in effect, the base year against which growth in adjusted operating earnings has been measured has been the year with the highest level of adjusted operating earnings in each such period. Each participant's share of the aggregate award has been payable at year-end.

         The MIP was approved by stockholders in 1994 after its adoption by the Compensation Sub-Committee of the Board of Directors. For the three years ended December 31, 1995 payments to participants were made in the proportion which each employee's 1993 annual base salary bore to the 1993 base annual salary of all participants (except, for this purpose, the base annual salary of Messrs. Sosnoff and Kobel was deemed to be $500,000 each). For the three years ended December 31, 1998, the Sub-Committee amended the MIP to change the method of allocation of the Award Bonus Pool and to provide for the participation by the then four senior portfolio managers of the Company, and by one other officer, Mr. Miller, at fixed percentages.

         For 1997 and 1998, no bonuses were awarded under the MIP, computed as described above.

           The Amendment. For the five years ended December 31, 2003, subject to stockholder approval, the Sub-Committee has amended the MIP (i) to change the method of computation of the increase in adjusted operating earnings in a year by using 1998 as the base year ("Base Year") in all such annual computations;
(ii) to change the method of allocation of the Award Bonus Pool to provide for the participation by the current three senior portfolio managers of the Company, Messrs. Sosnoff, Steinberg and Tanico, and by the Company's Executive Vice President and Chief Operating Officer, Mr. Miller. Messrs. Sosnoff and Steinberg will participate at 35% each, and Messrs. Miller and Tanico will participate at 15% each; (iii) to provide that 50% of annual increases in adjusted operating earnings above the level in the Base Year would be payable to participants in the award bonus pool; (iv) to provide that the bonus based on growth in operating earnings would remain subject to the limitation that it cannot result in a reduction in earnings per share of more than 10%; (v) to provide that the MIP would be terminated in the event of a "change in control", as defined; and
(vi) to provide for a special bonus to Mr. Sosnoff described below.

         Under the amendment, a special bonus would be awarded to Mr. Sosnoff based on the amount by which the performance of the Company's proprietary accounts (i.e. cash and cash equivalents; investments, at market; and investments in limited partnerships) exceeds a blended 70% S&P 500 / 30% Lehman Brothers Intermediate Government Corporate Bond indices benchmark. In the event that performance exceeds the benchmark, Mr. Sosnoff would receive a special bonus equal to 20% of the excess. No bonus would be paid if performance is negative, even if it exceeds such benchmark. The bonus based on investment performance would be subject to a separate and independent limitation that it cannot result in a reduction of earnings per share of more than 10%; such bonus would not be counted in the component of the MIP based on operating earnings growth and an adjustment would be made to eliminate the effect of such bonus on operating earnings.

         The Sub-Committee, with the concurrence of the Board of Directors, has recommended that stockholders vote "FOR" the proposal to amend the Management Incentive Plan.

                                   PROPOSAL 3

                             APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for 1999, subject to ratification by the stockholders. Arthur Andersen LLP has served as the independent auditors for the Company since 1989.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

         The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors.

                              STOCKHOLDER PROPOSALS

         Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than November 19, 1999 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that may come before the meeting. If any matters other than those referred to above should properly come before the meeting, it is the intention of the persons designated by the Board to serve as proxies to vote such proxies in accordance with their best judgment.

         If any of the proposed nominees for election to the Board of Directors should become unavailable to serve at or before the time of the meeting, a substitute nominee or nominees may be chosen by the persons authorized by the Board to vote the proxies.

                           By Order of the Board of Directors,



                           Anthony G. Miller
                           Secretary


                                ATALANTA/SOSNOFF CAPITAL CORPORATION
     P                Proxy Solicited on Behalf of the Board of Directors of
     R                     the Company for Annual Meeting Thursday, May 6, 1999
     O
     X    The undersigned hereby constitutes and appoints Martin T. Sosnoff, Craig B. Steinberg and Anthony G. Miller,
     Y    and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atalanta/Sosnoff Capital Corporation, to be held at
          Bear, Stearns & Co., Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 6, 1999 and
          at any adjournments thereof, on all matters coming before said meeting.
          Election of Directors, Nominees:
          William Landberg, Ronald H. Menaker, Martin T. Sosnoff, Craig B. Steinberg, Thurston Twigg-Smith

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE

                 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                                    FOR     WITHHELD                                                  FOR      AGAINST    ABSTAIN
1. Election of Directors.          ----       ----                2. Approval of Amendment           ----       ----       ----
  (see reverse)                    /  /       /  /                   to Management Incentive         /  /       /  /       /  /
                                   ----       ----                   Plan.                           ----       ----       ----

                                                                                                     FOR      AGAINST    ABSTAIN
                                                                  3. Approval of Independent         ----       ----       ----
                                                                     Accountants.                    /  /       /  /       /  /
                                                                                                     ----       ----       ----





/Table>

  For, except vote withheld for the following nominees(s):


                                   SIGNATURE(S)-----------------------DATE ----

                                   SIGNATURE(S)-----------------------DATE ----

                                              NOTE: Please sign exactly as name
                                                    appears hereon. Joint owners
                                                    should each sign. When
                                                    signing as attorney,
                                                    executor, administrator,
                                                    trustee or guardian, please
                                                    give full title as such.